Exhibit 10
                        State Street Boston Corporation

                  Material Contract Agreement with J.R. Towers





                                                              September 7, 1994


Mr. John R. Towers
239 Union Street
Hanover, Massachusetts 02339


Dear John:

        I am pleased to extend you an offer to become Senior Vice President and Senior Legal Officer at State Street Boston Corporation and State Street Bank and Trust Company.

        Your salary will be $275,000 per year. As a member of our Global Management Forum, in 1995, you will participate in our annual incentive plan in which bonuses are awarded on a judgmental basis, usually between 0% and 50% of salary. In recognition of the fact that you are participating in such a plan now, we should agree to a "sign-on bonus" of $50,000 (less all applicable taxes) payable within two weeks of your start date, and another $50,000 (less all applicable taxes) payable by the end of February, 1995. Of course, all bonus payments assume that you are an employee of goo d standing at the time of payout.

        Because of your prior service, you will be immediately vested in the State Street Retirement Plan. Further, we will create a supplemental executive retirement program which will provide a target benefit equal to 40% of your average salary for your final five years with State Street. To be eligible for this special SERP, John, we require that you be employed for ten years starting from the date you rejoin us. State Street will subtract all other pensions that you would receive from your prior employers, including payments under State Street's Retirement Plan. The target and offsets will be calculated on a "straight life annuity" basis.

        Subject to the approval of the Executive Compensation Committee of our Board of Directors, you will be granted non- qualified stock options on 5,000 shares of State Street common stock.


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        To offset the extra compensation you have with your current employer and to further ally your compensation with the welfare of our stockholders, we will provide you with a cash payment on December 29, 1995 equal to the closing price of State Street stock on that day multiplied by 1,000. In addition, you will receive payments in January, April, July and October, 1995 equal to the quarterly dividend multiplied by 1,000. Each of the payments referred to in this paragraph will be made provided you are an employee in good standing with State Street on the proscribed payment dates.


John, I think you are uniquely qualified to step in and build State Street's legal function. Your knowledge of the business, and your effective working relationship with many of State Street's senior executives, all lead me to believe that you can do an outstanding job in this critical are a. I will also do everything I can to make your re-entry as smooth and enjoyable as possible. As I'm sure you know, we don't achieve results without working hard. I know you are not only a hard worker, but an effective one and an inspiring leader. I hope very much that you will accept our offer. As a matter of course, I would ask you to sign below to indicate your acceptance of this offer. Your signature also indicates that you do not have any current employment contract which would conflict with your employment with State Street.

        I look forward to working with you in the future.

                                                                Sincerely,






                                                                David A. Spina
                                                                Vice Chairman





/s/  John R. Towers                               September 30, 1994
        John R. Towers                             Date